Exhibit 5.2

FENNEMORE CRAIG, P.C.

3003 North Central Avenue, Suite 2600

Phoenix, Arizona 85012-2913

(602) 916-5000

Law Offices
Phoenix	(602) 916-5000
Tucson	(520) 879-6800
Nogales	(520) 281-3480
Las Vegas	(702) 692-8000
Denver	(303) 291-3200

March 30, 2010

Stream Global Services, Inc.

20 Williams Street, Suite 310

Wellesley Hills, Massachusetts 02481

Ladies and Gentlemen:

We have acted as special Arizona counsel to eTelecare Global Solutions-AZ, Inc., an Arizona corporation (the “Company”), in connection with the issuance and exchange of up to $200,000,000 aggregate principal amount of 11.25% Senior Secured Notes due 2014 (the “Exchange Notes”) contemplated by the Registration Rights Agreement (as defined herein), and the guarantee by the guarantors, including the Company, of obligations represented by the Exchange Notes (the “Exchange Guarantee” and together with the Exchange Notes, the “New Securities”).

The New Securities are to be issued pursuant to the Indenture (as defined herein). The New Securities are to be issued in an exchange offer (the “Exchange Offer”) for a like aggregate principal amount of currently outstanding 11.25% Senior Secured Notes due 2014 (the “Old Notes”) and the guarantees of the obligations represented by the Old Notes in accordance with the terms of the Registration Rights Agreement. This opinion is being furnished to you at the request of our client pursuant to the terms of the Indenture. Capitalized terms used and not otherwise defined in this letter shall have the meanings ascribed to them in the Purchase Agreement (defined below).

For purposes of rendering our opinion, we have received and relied as to matters of fact upon, without any independent investigation or verification of any kind, originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

a. The Purchase Agreement (the “Purchase Agreement”) dated September 29, 2009, between Goldman, Sachs & Co., as representative of the several Purchasers named therein, the Company and the Guarantors relating to Senior Secured Notes due 2014, including all exhibits and schedules thereto;

b. Indenture;

c. Registration Rights Agreement;

d. Security Agreement;

e. Collateral Trust Agreement;

f. Intercreditor Agreement;

g. IP Security Agreements;

FENNEMORE CRAIG, P.C.

March 30, 2010

h. A form of Uniform Commercial Code financing statement to be filed in the State of Arizona (the “Financing Statement”);

i. The Articles of Incorporation of the Company, certified to us by the Arizona Corporation Commission (the “Articles”);

j. The Bylaws of the Company (the “Bylaws”);

k. A Certificate of Good Standing regarding the Company issued by the Arizona Corporation Commission on March 24, 2010 (the “Certificate of Good Standing”);

l. Secretary’s Certificate, dated as of March 30, 2010, executed by the President and Secretary of the Company as to, among other things, the authenticity of the Articles, Bylaws, Certificate of Good Standing, resolutions duly adopted by the Company’s board of directors, and certain organizational matters (the “Secretary’s Certificate”); and

m. The items referenced in items (a) through (g) above are collectively referred to in this opinion as the “Purchase and Collateral Agreements”.

We have further examined such other records, agreements, documents and other instruments, and certificates of officers and directors of the Company, and made such investigations and such examinations of law and fact as we have deemed necessary for purposes of rendering the opinions set forth below. We have also examined such certificates of public officials, certificates of representatives of the Company and such other documents as we have deemed relevant and necessary as a basis for the opinions set forth below. We have relied upon certificates of public officials, which were not independently established.

In rendering the opinions set forth below, we have made the following assumptions:

A. The genuineness of all signatures to the Purchase and Collateral Agreements and the legal capacity of each natural person executing any of such documents;

B. The authenticity and completeness of documents submitted as originals, and the conformity to originals of documents submitted as copies;

C. The due authorization, execution, acknowledgment, where necessary, of the Purchase and Collateral Agreements by the parties thereto other than the Company;

D. The delivery of the Purchase and Collateral Agreements by the parties thereto;

E. The Company will obtain consents or approvals required in the future, if any, for the performance of its obligations under the Purchase and Collateral Agreements;

F. The Purchase and Collateral Agreements constitute legal, valid and binding obligations of the parties thereto other than the Company and are enforceable against such other parties in accordance with their terms;

G. That the Purchase and Collateral Agreements constitute an integrated agreement between the parties to those agreements with respect to the matters contained therein and that the same constitute and evidence all of the agreements and understandings between the parties thereto with respect to the matters contained therein and that there are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Purchase and Collateral Agreements (and to our knowledge there are no such oral or written agreements);

FENNEMORE CRAIG, P.C.

March 30, 2010

H. That all parties to the Purchase and Collateral Agreements will enforce their respective rights thereunder in circumstances and in a manner that are commercially reasonable and in accordance with applicable law and the required standards of good faith and fair dealing;

I. That the applicable Purchase and Collateral Agreements and Financing Statement immediately after delivery, will be properly filed or recorded in the appropriate governmental offices; and

J. The parties to the Purchase and Collateral Agreements have chosen the laws of the State of New York to govern their obligations. We have assumed that Article 9 of the New York Commercial Code is the same as Arizona law and provides that the “location” of a registered organization organized under the laws of the State of Arizona is the State of Arizona, and requires that a financing statement with respect to such debtor (other than in respect of as-extracted collateral and fixtures) be filed in the state of location.

Based upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth below, we are of the opinion that as of the date hereof:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

2. The Company has the requisite corporate power and authority to: (i) own and operate its properties and assets; (ii) carry out its business as such business is currently being conducted; and (iii) carry out the terms and conditions of those Purchase and Collateral Agreements to which the Company is a party.

3. The execution, delivery, and performance by the Company of those Purchase and Collateral Agreements to which the Company is a party has been duly authorized by all requisite corporate action on the part of the Company.

4. The Purchase and Collateral Agreements to which the Company is a party have been duly executed and delivered by the Company.

5. No consent, approval, authorization or other action by, or filing with, any State of Arizona or local governmental authority (within the State of Arizona) other than the Financing Statement is required in connection with the execution and delivery by the Company of those Purchase and Collateral Agreements to which the Company is a party and the consummation of the transactions contemplated thereby.

6. The execution and delivery of those Purchase and Collateral Agreements to which the Company is a party and the consummation of the transactions contemplated by those Purchase and Collateral Agreements to which the Company is a party will not violate the Company’s Articles, Bylaws or applicable Arizona law.

7. The Financing Statement is in a proper form for filing with the Arizona Secretary of State. Except with respect to any deposit accounts, upon the filing of the Financing Statement, the Purchasers will have a valid and perfected security interest in and lien on all of the collateral described in the Security Agreement in which a security interest may be perfected by filing and recording with the Arizona Secretary of State (the “Collateral”). No further action is necessary to perfect a security interest in and lien on such Collateral, except that continuation statements must be filed within six months prior to the expiration of each period of five years from the date of the original filing and except that amendments may be required upon the happening of certain events which cause the financing statements to become misleading.

FENNEMORE CRAIG, P.C.

March 30, 2010

With your permission, in rendering the foregoing opinions, we have made the following assumptions without independent verification and with the understanding that we are under no duty to inquire or investigate regarding such matters:

A. As to any factual matters or questions of fact relevant to the opinions expressed herein, we have relied solely upon the representations and warranties contained in the Purchase and Collateral Agreements and the Secretary’s Certificate. We have made no independent investigation or verification of any factual matters or search of public records of any kind, including searching for any judgments involving the Company. We call your attention to the fact that we are not general counsel to the Company and we are not familiar with all aspects of the Company’s business affairs.

B. We have not made any investigation of, and do not express an opinion as to (i) the status of title to the Collateral or any other personal property or collateral purported to be encumbered by any of the Purchase and Collateral Agreements, (ii) the accuracy or adequacy of any descriptions of such real or personal property contained in the Financing Statement, (iii) the relative priority of liens or security interests created or perfected pursuant to any of the Purchase and Collateral Agreements or the Financing Statement, or (iv) the existence of any liens, restrictions, easements or encumbrances on the Collateral or any other personal property or collateral purported to be encumbered or covered by any of the Purchase and Collateral Agreements or Financing Statement.

C. In furnishing the opinion expressed in paragraph 1 hereof regarding the due organization, valid existence and good standing of the Company, we have relied solely upon the Certificate of Good Standing and the Secretary’s Certificate.

D. This opinion is rendered as of the date hereof, and we undertake no obligation to update this opinion should this opinion no longer remain accurate by change in factual circumstances, law and judicial decision or otherwise.

E. We express no opinion as to (i) any tax or securities laws or their application to the Purchase and Collateral Agreements, any agreements to be delivered by the Company in accordance with the terms of the Purchase and Collateral Agreements or any transaction contemplated thereunder; (ii) the legality, validity, binding nature or enforceability of the Purchase and Collateral Agreements or any agreement to be delivered by the Company in accordance with the Purchase and Collateral Agreements, or any indemnity provision with respect to any claims or other matters that result from the negligence or fault of an indemnified party or any provision to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy contained in the Purchase and Collateral Agreements or any of the agreements executed in connection therewith; (iii) the enforceability of any provision which appoints any person or entity as attorney-in-fact to execute documents or take other actions in the name of the Company; and (iv) the effect on enforceability of the Agreements of any covenants that might be implied under the doctrine of good faith and fair dealing.

F. We express no opinion as to the effectiveness of the grant of a security interest in personal property to which Article 9 of the Uniform Commercial Code does not apply and except as specifically set forth herein, in any personal property in which a security interest is perfected other than by the filing of a financing statement or the recording of a fixture filing or a financing statement covering as-extracted collateral.

G. Our opinions set forth herein are limited to the effect of the law of the State of Arizona only and are based upon existing laws, rules, regulations, orders and cases as of the date hereof. We assume no obligation to

FENNEMORE CRAIG, P.C.

March 30, 2010

revise or supplement this opinion should such laws, rules, regulations, orders or cases be changed by legislative or administrative action, judicial decision or otherwise. No opinion is expressed as to the law of any other jurisdiction or the effect thereof. With respect to law of the State of Arizona, our opinions are as to what the law is or might reasonably be expected to be. Any opinion as to the enforceability of any document is limited to enforceability as between or among the original parties thereto.

We are furnishing this letter to you solely for your benefit and only with respect to the transactions evidenced by the Purchase Agreement. No one else has the right to rely upon this opinion, nor may copies be delivered to any other person or entity (except in lists or sets of closing documents), without, in each instance, our prior written consent.

Sincerely,

/s/ FENNEMORE CRAIG, P.C.